Exhibit 99.2

Rainbow National Services LLC

MD&A

Three and Nine Months Ended September 30, 2005 and 2004

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This report contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including availability under credit facilities, levels of capital expenditures, sources of funds and funding requirements, among others.  Investors are cautioned that such forward looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward looking statements as a result of various factors.  Factors that may cause such differences to occur include but are not limited to:

•                  the level of our revenues;

•                  the cost of programming and industry conditions;

•                  the regulatory environment in which we operate;

•                  developments in the government investigations relating to improper expense recognition and the timing of recognition of launch support, marketing and other payments under affiliation agreements;

•                  the outcome of litigation and other proceedings, including the matters described in the accompanying financial statements;

•                  general economic conditions in the areas in which we operate;

•                  demand for advertising time and space;

•                  our ability to obtain programming and maintain and renew affiliation agreements;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  market demand for new programming services;

•                  whether Cablevision’s Board of Directors decides to declare a $3 billion dividend as recommended by the Dolan Family Group, and, if it does so, the terms of the financing incurred to fund the dividend;

•                  other risks and uncertainties inherent in the programming and entertainment businesses;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate; and the additional factors described herein.

We disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws.

Overview

We provide television programming to cable television and direct broadcast satellite (“DBS”) operators throughout the United States.  We own three nationally distributed 24-hour entertainment programming networks:  AMC; WE: Women’s Entertainment, or WE; and The Independent Film Channel, or IFC.

Our future performance depends on, among other factors, general economic conditions including capital market conditions, the effectiveness of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

We earn revenues in two principal ways.  First, we distribute programming to operators of cable television systems and DBS operators under multi-year contracts called affiliation agreements. The specific affiliate fees we earn vary from operator to operator and also vary among our networks but are generally based upon the number of each affiliate’s subscribers who receive our programming, referred to as “viewing subscribers.” The second principal source of revenues is from advertising.  Under our agreements with cable and satellite operators, we have the right to sell a specific amount of advertising time on our programs.  Our advertising revenues are more variable than affiliate fees.  This is because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues by increasing the number of distributors that carry our services and the number of subscribers to cable systems and satellite services that receive our programming.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than WE and IFC.  WE and IFC, although carried on many of the larger distributors, have superior growth opportunities resulting from their current carriage levels with cable television operators.  IFC is currently carried primarily on digital tiers while WE is carried on either analog expanded basic or digital tiers.  Therefore, WE and IFC penetration rates may increase if operators are successful in converting their analog subscribers to digital tiers of service.  Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements.  We may be subject to requests by distributors to make upfront payments in exchange for these additional subscribers or to waive or accept lower subscriber fees if certain numbers of additional subscribers are provided. We also may help fund the distributors’ efforts to market our channels or we may permit distributors to offer limited promotional periods without payment of subscriber fees. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fee expenses, discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We may seek to increase our advertising revenues through intensified marketing and by airing an increased number of minutes of national advertising, but ultimately, the level of our advertising revenues is directly related to the penetration of our services and the popularity (including within desirable demographic groups) of our services.

Our principal goals are to increase our affiliation and advertising revenues through increasing penetration of our services.  To do this we must continue to contract for and produce high-quality programming that is desirable to our viewing audience.  Our greatest challenge arises from the increasing concentration of subscribers in the hands of a few cable television and DBS operators.  This increased concentration enhances the power of those distributors and could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those distributors greater leverage in negotiating the pricing and other terms of affiliation agreements.  Moreover, as a result of this concentration the impact from a loss of any one of our major affiliate relationships would have a significant adverse impact on our business.

The Company classifies its business interests into two reportable segments:  AMC Networks (which comprises AMC and WE) and IFC.

Recent Events and Transactions

The following transactions occurred during the periods covered by this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

In March 2005, $155.6 million of amounts due from Rainbow Media Holdings LLC was converted to equity and recorded as a deemed capital distribution.

In August 2004, American Movie Classics Company LLC (“AMC LLC”) issued 3.5 million shares of redeemable preferred membership interests with an aggregate liquidation preference of $350.0 million to Rainbow Media Holdings LLC, which was recorded as a deemed capital distribution.  In March 2005, the redeemable preferred membership interests were recontributed to a wholly-owned subsidiary of the Company and converted back to common membership interests in AMC LLC.  The impact of the contribution was to reduce debt by $350.0 million and decrease member’s deficiency by the same amount in 2005.

Dolan Family Group Proposal

On June 19, 2005, Cablevision received a proposal from the Dolan Family Group to acquire the outstanding, publicly-held interests in Cablevision following a pro-rata distribution to all Cablevision stockholders of Rainbow Media Holdings LLC, the indirect parent of the Company (which includes Cablevision’s programming operations and Madison Square Garden).  Cablevision’s Board of Directors appointed a special transaction committee of independent directors to review the proposal. The special transaction committee retained Lehman Brothers Inc. and Morgan Stanley as its financial advisors and Willkie Farr & Gallagher LLP as its legal counsel.

On October 24, 2005, Cablevision received a letter from the Dolan Family Group withdrawing the June 19, 2005 proposal to acquire the outstanding, publicly-held interests in Cablevision following a pro rata distribution of Rainbow Media Holdings LLC.  In this letter, the Dolan Family Group also recommended that Cablevision’s Board of Directors consider the declaration of a $3 billion one-time, special dividend payable pro rata to all Cablevision stockholders.  The Board of Directors is considering the proposal.

On October 31, 2005, Cablevision’s Board of Directors authorized Cablevision management to take all steps that would be necessary to implement a $3 billion special dividend payable pro rata to all stockholders subject to (i) satisfying applicable legal standards, (ii) obtaining the necessary financing on terms and conditions acceptable to the Board, (iii) establishment by the Board of the record date, payment date and final dividend declaration of the special dividend in accordance with applicable New York Stock Exchange requirements and (iv) final Board approval after completion of its ongoing analysis of the proposed dividend. The preliminary plans for obtaining the necessary financing of a dividend, if one is paid, do not currently contemplate any funding from the Company.

Time Warner Litigation

On November 14, 2003, American Movie Classics Company LLC (“AMC”) filed an action against Time Warner Entertainment, L.P. in New York State Supreme Court for declaratory relief and damages caused by Time Warner’s anticipatory repudiation of its cable television affiliation agreement with AMC. AMC filed that action as a result of Time Warner’s notice purporting to terminate the contract based upon Time Warner’s allegation that AMC had changed its programming. AMC sought a declaratory judgment that it is entitled to full performance of the agreement, and, at its option, is entitled to rescind the agreement and recover damages.  Time Warner filed an answer and counterclaims in December 2003 seeking, among other things, a declaratory judgment as to its right to terminate the affiliation agreement, an injunction requiring AMC to deliver a classic films channel and damages for an alleged breach of contract.  Both parties filed motions for summary judgment.  On July 8, 2005, the trial court granted Time Warner’s summary judgment motion as to liability (reserving the issue of damages for trial) and as to its right to a declaration that it may terminate the affiliation agreement, and the court dismissed AMC’s complaint.  On September 29, 2005, the parties signed a settlement agreement, and a stipulation discontinuing the action was filed with the court on October 5, 2005.  As part of the settlement of the Time Warner litigation with AMC, Cablevision simultaneously entered into 11 separate agreements with Time Warner.  These agreements included amendments and enhancements to existing affiliation agreements for some of Cablevision’s programming services and new affiliation agreements and new distribution for other programming services of Cablevision.  The amendments included a long-term extension of Time Warner’s affiliation agreement with AMC with rate and positioning terms that are favorable to AMC.  Because of the long-term benefits to Cablevision from the extension and enhancement of the AMC agreement, substantially all of the required payments ($74 million is payable to Time Warner over the 2005-2007 period) attributable to AMC have been capitalized as deferred carriage fees and will be amortized as a reduction to revenue over the remaining 13 year life of the extended AMC agreement.

Cautionary Note Concerning Historical Financial Statements

Investors should be aware that we are highly leveraged as a result of the financing transactions which took place in August 2004.  As a result, we incur significant interest charges.  These interest charges are significantly in excess of the interest expense reflected in our financial statements for periods prior to August 2004.  In addition, our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision during the periods presented.

Results of Operations

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

STATEMENT OF OPERATIONS DATA

	Three Months Ended September 30,
	2005		2004		Increase
	Amount	% of Net Revenues	Amount	% of Net Revenues	(Decrease) in Net Income
	(dollars in thousands)

Revenues, net	$144,295	100%	$130,289	100%	$14,006

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	44,040	30	36,328	28	(7,712)
Selling, general and administrative	32,920	23	35,790	27	2,870
Depreciation and amortization	15,205	11	17,039	13	1,834
Operating income	52,130	36	41,132	32	10,998
Other expense:
Interest expense, net	(29,513)	(20)	(12,950)	(10)	(16,563)
Miscellaneous, net	(5)	—	(8)	—	3
Income before taxes	22,612	16	28,174	22	(5,562)
Income tax expense	(9,137)	(6)	(10,654)	(8)	1,517
Net income	$13,475	9%	$17,520	13%	$(4,045)

	Nine Months Ended September 30,
	2005		2004		Increase
	Amount	% of Net Revenues	Amount	% of Net Revenues	(Decrease) in Net Income
	(dollars in thousands)

Revenues, net	$414,859	100%	$386,150	100%	$28,709

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	122,158	29	101,437	26	(20,721)
Selling, general and administrative	114,590	28	109,847	28	(4,743)
Depreciation and amortization	45,823	11	56,141	15	10,318
Operating income	132,288	32	118,725	31	13,563
Other expense:
Interest expense, net	(87,262)	(21)	(13,190)	(3)	(74,072)
Miscellaneous, net	(29)	—	(19)	—	(10)
Income before taxes	44,997	11	105,516	27	(60,519)
Income tax expense	(11,980)	(3)	(40,012)	(10)	28,032
Net income	$33,017	8%	$65,504	17%	$(32,487)

Comparison of the Three and Nine Months Ended September 30, 2005 Versus the Three and Nine Months Ended September 30, 2004

Revenues, net for the three and nine months ended September 30, 2005 increased $14.0 million (11%) and $28.7 million (7%) respectively, as compared to revenues for the same period in the prior year.  The net increases are attributable to the following:

	Three Months	Nine Months
	Ended September 30, 2005
	(Dollars in millions)

Increase in advertising revenue	$7.4	$25.2
Increase in affiliate revenue	6.6	3.5
	$14.0	$28.7

The increase in net revenue from advertising for the three and nine months ended September 30, 2005 compared to the same period in the prior year is driven by an increase at AMC Networks and IFC of $7.0 million and $0.4 million, respectively, and $24.1 million and $1.1 million, respectively.  The increase in net affiliate revenue for the three and nine months ended September 30, 2005 compared to the same period in the prior year is driven by increases at AMC Networks and IFC of $5.0 million and $1.6 million, respectively, and $1.1 million and $2.4 million, respectively.  The increase of $5.0 million at AMC Networks for the three months ended September 30, 2005 is primarily related to the recognition in the third quarter of affiliate revenue attributable to the second quarter that was not recognized in the second quarter due to a contractual dispute.

Technical and operating expenses (excluding depreciation and amortization) include primarily costs to license programming including feature films amortization and programming and production costs.

Technical and operating expenses for the three and nine months ended September 30, 2005 increased $7.7 million (21%) and $20.7 million (20%), respectively, compared to the same periods in 2004. The increase in technical and operating expense for the three and nine months ended September 30, 2005 as compared to the same period in the prior year is driven by an increase at AMC Networks and IFC of $6.1 million and $1.6 million, respectively, and $16.8 million and $3.9 million, respectively, relating to series development and film acquisitions.

As a percentage of revenues, technical and operating expenses increased 2% and 3% for the three and nine months ended September 30, 2005 compared to the same periods in 2004, respectively.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities.  Selling, general and administrative expenses decreased $2.9 million (8%) and increased $4.7 million (4%), respectively, for the three and nine months ended September 30, 2005 as compared to 2004.  The net decrease and increase are attributable to the following:

	Three Months	Nine Months
	Ended September 30, 2005
	(dollars in millions)
(Decrease) increase in sales and marketing costs	$(2.9)	$1.6
Decrease in costs relating to the accounting investigation	(0.4)	(5.4)
Other net increases in other general and administrative costs	0.2	6.8
Increase in stock compensation plan expenses .	0.2	1.7
	$(2.9)	$4.7

The decrease and increase, respectively, in sales and marketing costs for the three and nine months ended September 30, 2005 compared to the same period in the prior year is attributable to a decrease at AMC Networks of $1.4 million and a decrease at IFC of $1.5 million, respectively, and an increase at AMC Networks of  $2.6 million, offset by a decrease at IFC of $1.0 million, respectively. The decrease in costs associated with the accounting investigation is driven by a decrease of $0.3 million and $0.1 million, respectively, and $4.8 million and $0.6 million, respectively, at AMC Networks and IFC, respectively, for the three and nine months ended September 30, 2005 compared to the same periods in the prior year. The increase in other general and administrative costs is driven by an increase at AMC Networks of $0.3 million and a decrease at IFC of $0.1 million for the three months ended September 30, 2005 compared to the same period in 2004.  The increase in other general and administrative costs for the nine months ended September 30, 2005 compared to the same period in 2004 is driven by an increase at AMC Networks of $6.3 million primarily due to legal expenses and an increase at IFC of $0.5 million.  The increase in stock compensation plan expenses for the three and nine months ended September 30, 2005 compared to the same periods in the prior year is driven by an increase at AMC Networks and IFC of $0.1 million and $0.1 million, respectively, and an increase at AMC Networks of $2.3 million, partially offset by a decrease at IFC of $0.6 million, respectively.

As a percentage of revenues, selling, general and administrative expenses decreased 4% during the three months ended September 30, 2005 compared to the same period in 2004 and remained the same during the nine months ended September 30, 2005 compared to the same period in 2004.

Depreciation and amortization decreased $1.8 million (11%) and $10.3 million (18%) for the three and nine months ended September 30, 2005 compared to the same periods in 2004.   A decrease of approximately $1.2 million and $8.5 million, for the three and nine months ended September 30, 2005, respectively, compared to the same periods in the prior year, relates to the completed amortization in July 2004 of an intangible asset that AMC Networks originally recorded in 1994.  Further, a decrease in depreciation expense of approximately $0.6 million and $1.8 million for the three and nine months ended September 30, 2005, respectively, relates to fixed assets.

Interest expense, net increased $16.6 million and $74.1 million for the three and nine months ended September 30, 2005 as compared to the same periods in the prior year.  The increase was attributable to the interest expense on the notes and bank debt which were entered into in August 2004 described herein.

Income tax expense of $9.1 million for the three months ended September 30, 2005 resulted primarily from the pretax income, the impact of non-deductible expenses, and state taxes.

The income tax expense of $12.0 million for the nine months ended September 30, 2005 resulted primarily from pretax income, the impact of non-deductible expenses and state taxes, partially offset by a $6.0 million deferred tax benefit resulting from a New York State tax law enacted in the second quarter of 2005.

Income tax expense of $10.7 million and $40.0 million for the three and nine months ended September 30, 2004, respectively, resulted primarily from pretax income, partially offset by the impact of non-deductible expenses and state taxes.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $67.3 million for the nine months ended September 30, 2005 compared to $171.4 million for the nine months ended September 30, 2004.  The 2005 net cash provided by operating activities resulted from an increase in cash totaling $161.0 million of income before depreciation and amortization and non-cash items and a decrease in cash resulting from a net increase in feature film inventory purchases totaling $105.0 million and an increase in deferred carriage fees of $81.1 million, partially offset by an increase in cash resulting from a net increase in current and non-current deferred carriage fees payable of $73.2 million and net increases in other assets and liabilities totaling $19.2 million.  The increase of $81.1 million in deferred carriage fees and the offsetting increase in current and non-current liabilities of $73.2 million, including an increase of $7.9 million included in other current and non-current liabilities, arose primarily as one part of a series of multiple agreements entered into simultaneously with the settlement of the litigation between AMC and Time Warner.

Net cash provided by operating activities amounted to $171.4 million for the nine months ended September 30, 2004.  The 2004 net cash provided by operating activities resulted from an increase in cash totaling $192.0 million from income before depreciation and amortization and other non-cash items and a decrease in cash resulting from a net increase in feature film inventory purchases totaling $163.9 million, partially offset by an increase in feature film obligations totaling $95.7 million and an increase in cash resulting from a net increase in other assets and liabilities totaling $47.6 million.

Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2005 was $0.4 million compared to $145.3 million for the nine months ended September 30, 2004. The 2005 investing activities consisted of capital expenditures.

Net cash used in investing activities for the nine months ended September 30, 2004 was $145.3 million and consisted of cash advances to an affiliate of $145.0 million and capital expenditures of $0.3 million.

Financing Activities

Net cash used in financing activities amounted to $14.4 million for the nine months ended September 30, 2005 compared to $2.2 million for the nine months ended September 30, 2004.  In 2005 the Company’s financing activities consisted of a $10.0 million distribution to the

Company’s parent, a $3.0 million repayment on bank debt, and $1.4 million of principal payments on capital leases.  In 2004 the Company’s financing activities consisted of proceeds from financings, net of fees, of $1,366.3 million, offset by capital distributions to the Company’s parent of $1,366.2 million and principal payments on capital leases of $2.3 million.

Liquidity and Capital Resources

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated net cash flow from operations and have limited capital expenditure requirements.

We generated positive cash from operating activities in 2004 and for the nine months ended September 30, 2005.  Our cash, plus proceeds from borrowings available to the Company, may provide funding to other Rainbow developing programming services, which are not subsidiaries of the Company, including the VOOM 21 high definition channels, subject to the applicable covenants and limitations contained in the Company’s financing agreements.  We currently expect that the net funding and investment requirements of these other Rainbow programming entities will be funded by a combination of cash provided from borrowings at CSC Holdings, Inc., our indirect parent, and distributions from the Company.

The following table summarizes our outstanding debt and present value of capital leases as well as interest expense and capital expenditures as of and for the nine months ended September 30, 2005:

(dollars in thousands)

Bank debt	$597,000
Capital leases	1,843
Senior notes	298,140
Senior subordinated notes	496,524
Total debt	$1,393,507

Interest expense	$89,751
Capital expenditures	$412

In August 2004, we entered into debt financing arrangements totaling approximately $1,750.0 million consisting of a $950.0 million senior secured credit facility comprised of a $600.0 million term loan and a $350.0 million undrawn revolving credit facility, and senior and senior subordinated notes totaling approximately $800.0 million.  Substantially all of the net proceeds of the new financings, approximately $1,366.3 million, were distributed to the Company’s parent.

Our credit facility is a $950.0 million senior secured credit facility, comprised of a $600.0 million term loan and a $350.0 million undrawn revolving credit facility secured by the assets and common equity interests of AMC, WE and IFC and guaranteed by AMC, WE and IFC and Rainbow Programming Holdings, LLC, our direct parent.  The term loan requires quarterly payments of 0.25% of the original outstanding balance beginning June 30, 2005 through March 31, 2011 and 23.50% of the original outstanding balance for each quarter ending June 30, 2011 through March 31, 2012, its maturity.  Outstanding borrowings under the facility were $597.0 million as of November 2, 2005, resulting in undrawn revolver commitments of $350.0 million.

Financial covenants include (i) a maximum total leverage ratio of 6.75 times cash flow (as defined based on the combined cash flows of AMC, WE and IFC) through December 31, 2006 with reductions thereafter, (ii) a maximum senior leverage of 5.0 times cash flow, reduced to 4.75 times on October 1, 2005 through March 31, 2006 with further reductions thereafter, and (iii) minimum ratios for cash flow to interest expense and cash flow to debt service.  These covenants and restrictions on the permitted use of borrowed funds may limit our ability to utilize all of the undrawn funds available.  Additional covenants include limitations on liens, the issuance of additional indebtedness and distributions and investments.  Permitted distributions include (i) up to $150 million annually with a cumulative limit of $600 million to fund Rainbow DBS Holdings, Inc., the operations of which were discontinued as of April 30, 2005, and (ii) up to $50 million annually, with a cumulative limit of $200 million, for other general purposes, and (iii) subject to having a maximum ratio of total debt to cash flow of 5.0 times, distributions of up to $300 million from the proceeds of permitted future debt offerings. The Company was in compliance with all of its financial covenants as of September 30, 2005.

The Company’s notes outstanding consist of $300 million face amount of 8-3/4% senior notes due September 1, 2012, and $500 million face amount of 10-3/8% senior subordinated notes due September 1, 2014.  These issuances are guaranteed by substantially all of the Company’s subsidiaries.  Principal covenants include a limitation on the incurrence of additional indebtedness based upon a maximum ratio of total indebtedness to cash flow (as defined in the indentures) of 7:1, reducing to 6:1 after January 1, 2009, limitations on dividends and distributions and limitations on the ability to incur liens (as per the terms of the senior notes indenture).

The Company’s future access to the debt markets and the cost of any future debt issuances are also influenced by its credit ratings, which are provided by Moody’s Investors Service and Standard & Poor’s.  In October 2005, Standard and Poor’s announced that the Company’s ratings remain on Credit Watch with negative implication following the announcement of the withdrawal of the proposal from the Dolan Family Group and the recommendation that Cablevision’s Board of Directors consider the declaration of a $3 billion one-time special dividend (see “Recent Events and Transactions”).  The ratings from Moody’s Investors Service were unchanged.  Any future downgrade to the Company’s credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact the Company’s ability to raise additional funds.

On the date of issuance of the senior and senior subordinated notes, AMC LLC issued 3.5 million shares of redeemable preferred membership interests with an aggregate liquidation preference of $350.0 million to Rainbow Media Holdings LLC, which was recorded as a capital distribution.  In March 2005, the redeemable preferred membership interests were recontributed to a wholly-owned subsidiary of the Company and converted back to common membership interests in AMC LLC.  The impact of the elimination was to reduce debt by $350.0 million and decrease member’s deficiency by the same amount in 2005.  No dividends were recorded prior to the recontribution and conversion.

At December 31, 2004, long-term assets included $155.6 million of amounts due from Rainbow Media Holdings LLC.  In March 2005, this amount was converted to equity and recorded as a deemed capital distribution. The conversion was reflected as a restricted payment pursuant to the bond indenture.

Commitments

Commitments (excluding operating leases) not reflected on the Company’s consolidated balance sheet as of September 30, 2005 increased by $46.6 million to $271.3 million as compared to $224.7 million outstanding at December 31, 2004. This increase resulted primarily from the addition of future production and licensing obligations of $48.6 million and the addition of marketing obligations of $4.7 million, partially offset by the payment of transmission obligations of $6.9 million.

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, Statement No. 123R.  Statement No. 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance and it establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  Statement No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.  Statement No. 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after the effective date in which the excess tax deductions result in a reduction of income taxes payable.  The effective date of Statement No. 123R is the first reporting period beginning after June 15, 2005, which is third quarter 2005 for calendar year companies, although early adoption is allowed.  However, in April 2005, the Securities and Exchange Commission (“SEC”) announced that the required effective date of Statement No. 123R will be suspended until January 1, 2006, for calendar year companies. Cablevision plans to adopt this statement using the modified prospective method, but has not yet determined the effect that the adoption will have on its financial position or results of operations which will in turn affect the amounts that Cablevision allocates to the Company.

In March 2005, the SEC staff issued guidance on Statement No. 123R, Share-Based Payments.  Staff Accounting Bulletin No. 107 (“SAB No. 107”) was issued to assist preparers by simplifying some of the implementation challenges of Statement No. 123R while enhancing the information that investors receive.  SAB No. 107 creates a framework that is premised on (a) considerable judgment will be required by preparers to successfully implement Statement No. 123R, specifically when valuing employee stock options; and (b) reasonable individuals, acting in good faith, may conclude differently on the fair value of employee stock options. Key topics covered by SAB No. 107 include (a) valuation models (SAB No. 107 reinforces the flexibility allowed by Statement No. 123R to choose an option-pricing model that meets the standard’s fair value measurement objective), (b) expected volatility (the SAB provides guidance on when it would be appropriate to rely exclusively on either historical or implied volatility in estimating expected volatility) and (c) expected term (the new guidance includes examples and some simplified approaches to determining the expected term under certain circumstances).  Cablevision will apply the principles of SAB No. 107 in conjunction with its adoption of Statement No. 123R.

In December 2004, the FASB issued Statement No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.  Statement No. 153 addresses the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  Statement No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance.  Previously, Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished.  The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  The adoption of the provisions of Statement No. 153 for all nonmonetary exchanges initiated after July 1, 2005 had no impact on the Company’s financial position or results of operations.

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations - An Interpretation of FASB Statement No. 143.  The FASB issued FIN 47 to address diverse accounting practices that developed with respect to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and (or) method of settlement of the obligation are conditional on a future event.  FIN 47 concludes that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated.  FIN 47 is effective for the Company no later than December 31, 2005.  The Company has not yet determined the effect that the adoption will have on its financial position or results of operations.

In June 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3.  The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle.  Statement No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable.  Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle.  Statement No. 154 requires that a change in method of depreciation, amortization, or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle.  Opinion No. 20 previously required that such a change be reported as a change in accounting principle.  Statement No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.